GINKGO BIOWORKS HOLDINGS, INC.
INSIDER TRADING COMPLIANCE POLICY
(As of August 2, 2024)
This Insider Trading Compliance Policy (this “Policy”) consists of six sections:
•Section 1 provides an overview;
•Section 2 sets forth Ginkgo’s policies prohibiting insider trading;
•Section 3 explains insider trading terms;
•Section 4 consists of procedures that have been put in place by Ginkgo to prevent insider trading;
•Section 5 sets forth special and prohibited transactions that are prohibited by this Policy; and
•Section 6 explains Rule 10b5-1 trading plans.
In addition, Exhibit A contains a more detailed description of insider trading generally, Exhibit B provides information about Section 16 and Exhibit C provides a Certification of Compliance form.
1. SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Ginkgo Bioworks Holdings, Inc. (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material non-public information relating to the security. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or termination for cause.
This Policy applies to directors, employees, and certain contingent workers of the Company (“Team Members”). This policy also applies to members of a Team Member’s household, any family members who do not live in the household but whose securities transactions are directed by the Team Member or who are subject to such Team Member’s influence or control, any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (“Controlled Entities”), and any person to whom an individual subject to this Policy has disclosed material, nonpublic information. Transactions by Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account, unless the individual subject to the Policy has certified on a Certification of Compliance in the form attached hereto as Exhibit C (a “Certification of Compliance”) that such Controlled Entity has established insider trading controls and procedures in compliance with applicable securities laws, and any such Controlled Entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund). This Policy extends to all activities within and outside an individual’s Company duties. Every Team Member must review this Policy and comply with requests from the Company to attend trainings and/or certify compliance with the Policy.
Questions regarding this Policy should be directed to the General Counsel at ethics@ginkgobioworks.com.
2. STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Team Member or other person subject to this Policy may purchase or sell any type of security while in possession of material nonpublic information relating to the security, whether the issuer of such security is the Company or any other company, including, without limitation, any of our customers, when that information was obtained as a result of the insider’s employment or relationship with the Company.
Additionally, no person subject to this policy may directly or indirectly communicate (or “tip”) material, nonpublic information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Company’s Guidelines for Corporate Disclosure) or to anyone within the Company other than on a need-to-know basis. This practice, known as “tipping”, also includes recommending the purchase or sale of any securities when you are aware of material nonpublic information. Tipping violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading.
Persons subject to this Policy are individually responsible for complying with this Policy, and for making sure that any family member, household member, or entity whose transactions are also subject to this Policy, as discussed below, also comply with this Policy.
Additionally, it is the Company’s policy to comply with all applicable securities laws when transacting in its own securities.
Please see Section 4 for an outline of Company procedures to prevent insider trading. 3. EXPLANATION OF INSIDER TRADING TERMS
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “nonpublic” information relating to the security. It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material nonpublic information;
•trading by persons other than insiders while in possession of material nonpublic information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•communicating or tipping material nonpublic information to others, including recommending the purchase or sale of a security while in possession of such information.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.
“Trading Day” refers to a day on which national stock exchanges are open for trading.
“Open Trading Window” refers to a time period when no blackout period is in effect.

“Blackout period” refers to any time period in which no Team Member or other person subject to this Policy may purchase or sell any security of the Company and includes regularly-scheduled quarterly blackout periods and “event-specific blackout periods.”
Please see Exhibit A for a further explanation of terms relevant to insider trading, as well as a detailed discussion of insider trading and its consequences.
4. STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Team Member and other person subject to this Policy is required to follow these procedures.
4.1 Open Trading Windows, Blackout Periods, and Permitted Transactions
Open Trading Windows. Team Members and other persons subject to this Policy may only purchase or sell any security of the Company during Open Trading Windows. Unless a blackout period is in effect, the following periods during any fiscal quarter constitute Open Trading Windows: the period beginning one full trading day after the public release of earnings data for a fiscal quarter and ending at 11:59 pm Eastern Time on the 15th day of the last month of the next fiscal quarter.
Open Trading Windows (unless a blackout period is in effect)

Fiscal Quarter	Beginning:	Ending at 11:59pm Eastern Time on:
Q1 = January through March	One full trading day after the public release of earnings data for the fiscal quarter	June 15
Q2 = April through June		September 15
Q3 = July through September		December 15
Q4 = October through December		March 15

Examples of Open Trading Windows for reference:
•If the Company publicly releases Q1 earnings data on Thursday, May 8 at 5:00pm Eastern Time, the open trading window would begin when markets open on Monday, May 12 at 9:30am. This is because you must wait ONE FULL TRADING DAY (e.g., must wait all day Friday before you can start trading). The trading window would close on June 15 at 11:59pm.
•If the Company publicly releases Q3 earnings data on Wednesday, November 7 at 8:00am Eastern Time, the open trading window would begin when markets open on Thursday, November 8 at 9:30am. In this example, the ONE FULL TRADING DAY is Wednesday. The trading window would close on December 15 at 11:59pm.
For the avoidance of doubt, even in an Open Trading Window, trading in Company securities is prohibited for any individual in possession of material nonpublic information relating to the Company.
Event-Specific Blackout Periods. From time to time, the Company may impose a blackout period in connection with non-routine events outside of the financial reporting cycle.

These events may include consideration of major strategic transactions (e.g., negotiation of mergers, acquisitions, dispositions, collaborations), significant program milestones, interim earnings releases, significant legal proceedings and other circumstances that potentially implicate material nonpublic information. Individuals affected by an event-specific blackout period will be notified by the Company that they are subject to the blackout. Except for purchases and sales made pursuant to the permitted transactions described below, all those affected, which may include all Team Members depending on the circumstances, may not trade in Company securities while the blackout period is in effect, and may not disclose to others that the Company has imposed a blackout period.
Transactions Permitted During Blackout Periods. The prohibitions above do not apply to:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to or withholding of shares by the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting or settlement of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•if required by the Board of Directors of the Company or the Compensation Committee thereof (without an election or decision on the part of the Team Member or other person subject to this Policy), a market sale of the Company’s securities solely in satisfaction of any tax withholding obligations in connection with an exercise or settlement of equity-based awards;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which Team Members are the sole beneficiary during their lifetimes);
•bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while such donee is aware of material nonpublic information, or is subject to the trading restrictions specified below under Section 4.2;
•bona fide estate planning transfers of the Company’s securities for no consideration;
•the purchase of stock through the Company’s employee stock purchase plan (“ESPP”) or withdrawal from participation in the ESPP; however, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock are subject to this Policy; or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction, or written plan entered into while the purchaser or seller was not in possession of MNPI, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was precleared in advance pursuant to this Policy, and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section 6 below.

Any exceptions to the Company’s blackout period policies may be approved only by the General Counsel or their designee, or (i) in the case of an exception for the General Counsel, or persons or entities subject to this Policy as a result of their relationship with the General Counsel, the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer (each, along with the General Counsel, an “Authorizing Officer”) or such Authorizing Officer’s designee, and (ii) in the case of an exception for a director, the Board of Directors or Audit Committee of the Board of Directors.
4.2 Preclearance and Rule 10b5-1 Requirements for Listed Insiders
Certain Team Members or other persons subject to this Policy may be more likely to possess material nonpublic information about the Company and are therefore subject to additional requirements concerning transactions in the Company’s securities. In an effort to reduce the risk that an insider trading violation will occur and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities:
•10b5-1 Plans Required for Certain Listed Insiders. All transactions in Company securities by the individuals listed on Schedule I hereto (as amended from time to time by the Company, including by its officers) must occur exclusively under one or more trading plans established in accordance with Rule 10b5-1 and this Policy. Any exceptions to this requirement must be precleared in advance by an Authorizing Officer.
•Preclearance Procedures Required for All Other Listed Insiders. All transactions in Company securities by the individuals listed on Schedule II hereto (as amended from time to time by the Company, including by its officers) must be precleared in advance by an Authorizing Officer. As part of the preclearance process, the individual requesting preclearance must confirm that they are not in possession of material nonpublic information. Preclearance does not relieve anyone of their responsibility under SEC rules. In addition, if a preclearance request is denied, the requestor must keep the fact of such denial and the reasons therefore confidential.
A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the preclearance person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, unless otherwise determined by the General Counsel or the General Counsel’s designee, the preclearance person must execute a certification (in the form approved by the General Counsel or the General Counsel’s designee) that such person is not aware of material nonpublic information about the Company. The General Counsel or the General Counsel’s designee has sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance unless a specific exception has been granted by the General Counsel or the General Counsel’s designee. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the preclearance person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
4.3 Post-Termination Transactions

Except for the preclearance and Rule 10b5-1 requirements for Listed Insiders noted above, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material. While not mandated, the Company encourages employees who leave the Company in a blackout period to consider not making any trades until an Open Trading Window begins.
4.4 Information Relating to the Company
(a) Access to Information
The Company may in its discretion restrict access by Team Members to material nonpublic information about the Company, including the Company’s business, earnings, or prospects. Team Members should use their best efforts to avoid access to any such information that is not relevant to their role relative to the Company. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s confidentiality trainings and policies and the Company’s Guidelines for Corporate Disclosure).
In communicating material nonpublic information to employees of the Company, all Team Members must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

(b) Inquiries from Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Head of Investor Relations or the Head of Creative and Marketing, as applicable.
4.5 Brokerage Procedures
A knowledgeable, alert broker can act as a gatekeeper for a Team Member, helping ensure compliance with this Policy and preventing inadvertent violations. Fidelity Stock Plan Services, LLC (“Fidelity”) currently administers the Company’s equity incentive plans. Persons subject to this Policy are encouraged, and may in some cases be required (e.g., for Rule 10b5-1 trading plans and shares granted under the Company’s equity incentive plans), to utilize Fidelity as their broker for any transactions in the Company’s securities.
Whether you choose to utilize Fidelity or your own broker, persons subject to this Policy are individually responsible for complying with this Policy, and for making sure that any family member, household member, or entity whose transactions are also subject to this Policy, also comply with this Policy. Persons subject to this Policy should use particular caution if they choose to utilize electronic trading platforms such as Robinhood, Stash, or E-Trade, which make trading easy but also increase the risk of inadvertent violations of this Policy.
5. SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Team Members and other persons subject to this Policy must comply with the following policies with respect to certain transactions in the Company’s securities:
5.1 Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
5.2 Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Team Member is trading based on inside information. Transactions in options also may focus a Team Member’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in warrants, puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market, or on an over-the-counter market, are prohibited by this Policy.
5.3 Hedging Transactions
Certain forms of hedging or monetization transactions, including purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, allow a Team Member to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Team Member may no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.
5.4 Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
5.5 Director and Executive Officer Cashless Exercises
Directors and executive officers of the Company may use the cashless exercise feature of their equity awards through their independent broker. Cashless exercise is subject to the trading restrictions included in this Policy. Any sale of the underlying stock or a “cashless exercise” of an option through a broker will entail selling a portion of the underlying stock to cover the costs of exercise. Therefore, because such “cashless exercise” includes a sale of securities, the transaction is subject to the restrictions set forth in this Policy. Questions about cashless exercises should be directed to the General Counsel.
5.6 Partnership Distributions
It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
6. RULE 10B5-1 TRADING PLANS
6.1 Overview
Rule 10b5-1 is intended to protect persons subject to this Policy from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan, or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws. The initiation or termination of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation, termination or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification or termination thereof, must be submitted to and pre-approved by an “Authorizing Officer” who may impose such conditions on the implementation and operation of the Trading Plan as such Authorizing Officer deems necessary or advisable. For example, an Authorizing Officer may prescribe certain forms of Trading Plans to which employees’ Trading Plans must conform and/or may require that Trading Plans be arranged with a specified broker. Currently, all Trading Plans must be arranged through the Company’s selected vendor, Fidelity unless an exception is permitted by an Authorizing Officer. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or an Authorizing Officer.
Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability thereunder. Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of complying with Open Trading Windows and blackout periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Trading Plans only provide an “affirmative defense,” however, in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit in the first instance.
A Team Member or other person subject to this Policy may enter into or modify a Trading Plan only when they are not in possession of material nonpublic information, and only during an Open Trading Window. Although transactions effected under a Trading Plan will not require further preclearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility and liability for timely filing remains with the Section 16 reporting person.
The Company reserves the right from time to time to suspend, discontinue, or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if an Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed constitutes a violation of the terms of this Section 6 and result in a loss of the exemption set forth herein.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material nonpublic information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities, or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:
ospecify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold, and the date on which the securities are to be purchased or sold;
oinclude a written formula or computer program for determining the amount, price, and date of the transactions; or
oprohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
6.2 Company Requirements
The Company may from time to time provide additional guidance and rules regarding the use of Trading Plans, including requiring a certain form of Trading Plan, pre-approval of a Trading Plan, and/or restrictions as to when a Trading Plan may be entered into, amended, or terminated.

SCHEDULE I and SCHEDULE II

*****

EXHIBIT A
A. What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision (i.e., a decision to buy, sell, or hold a security), if it would significantly alter the total mix of information available to investors, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information may include (but are not limited to) information about:
•dividend information;
•financial information, including corporate earnings results or earnings forecasts, estimates, and guidance, and changes in previously released earnings results, forecasts, estimates, or guidance;
•possible mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•significant new programs or program milestones;
•important business developments, such as developments regarding strategic collaborations or the Company’s relationship with licensors, collaborators, customers, or suppliers (such as the acquisition or loss of a contract);
•incidents involving cybersecurity, data protection, or breach resulting in loss of personally identifiable information;
•developments regarding the Company’s intellectual property portfolio;
•new service offerings or significant news related to service offerings;
•changes in control or in management;
•restructurings or layoffs;
•significant litigation or regulatory action;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report;
•events regarding the Company’s securities, for example, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, and public or private sales of additional securities; and
•borrowings, bankruptcies, or receiverships.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. A good general rule of thumb: When in doubt, do not trade.
B. What is Nonpublic?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business

Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call, or public disclosure documents filed or furnished with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public. If you have any questions as to whether information is publicly available, please direct an inquiry to the General Counsel at ethics@ginkgobioworks.com.
•Example 1: The Company makes an announcement on Monday prior to 9:30am Eastern Time. The information would be deemed public after the close of trading on Monday.
•Example 2: The Company makes an announcement Monday after 9:30am Eastern Time. The information would be deemed public after the close of trading on Tuesday.
C. Who is an Insider?
“Insiders” include directors, employees, certain contingent workers of a company, and anyone else who has material nonpublic information about a company. Insiders owe independent fiduciary duties to their company and its stockholders not to trade on material nonpublic information relating to the company’s securities. Team Members of the Company should consider themselves insiders with respect to material nonpublic information about the Company’s business, activities, and securities. Team Members may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
Team Members are also responsible for ensuring that other persons subject to this Policy, such as members of the Team Member’s household, any family members who do not live in the household but whose securities transactions are directed by the Team Member or who are subject to their influence or control, any Controlled Entities and any person to whom an individual subject to this Policy has disclosed material, nonpublic information, also comply with this Policy. Transactions by Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account, unless the individual subject to the Policy has certified on a Certification of Compliance that such Controlled Entity has established insider trading controls and procedures in compliance with applicable securities laws.
D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders.

Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E. Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person);
•criminal fines for individual violators; and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including termination. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.
F. Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

G. Examples of Insider Trading
Examples of insider trading cases include:

•actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•government employees who learned of such information in the course of their employment; and
•other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines, and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with the officer’s friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and the officer’s friend are also subject to criminal prosecution and other remedies and sanctions, as described above.
H. Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

EXHIBIT B
SECTION 16 MATTERS
1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5
Section 16(a) of the 1934 Act generally requires all officers, directors, and 10% stockholders (“Section 16 Insiders”), within 10 days after the Section 16 Insider becomes an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on Form 3 listing the amount of the Company’s securities (including stock, options, restricted stock units, warrants, and other derivative securities) which the Section 16 Insider beneficially owns. Following the initial filing on Form 3, changes in beneficial ownership of the Company’s securities must be reported on Form 4, generally within two business days after the date on which such change occurs. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4. The filing requirement extends to Company securities held by certain family members of Section 16 Insiders sharing a Section 16 Insider’s household and transactions in which a Section 16 Insider has an indirect interest (such as transactions by trusts, corporations, or partnerships in which the Section 16 Insider has or shares control).
Section 16 Insiders are personally liable for the failure to file required reports on a timely basis. To assist the Company’s officers and directors in meeting required filing deadlines, the Company will prepare and file required Section 16 reports if requested. In order for the Company to prepare and file Section 16 reports, the officer or director must sign a power of attorney to give Company representatives the authority to prepare and file the required forms and must timely provide to the Company the required information to prepare the filing.
2. Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 Insider, any profits realized by any officer, director, or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 Insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information. There are several exemptive rules – including one that applies to some compensatory awards – that may apply to exempt a particular purchase or sale from the “short-swing profit” rules, however the application of those rules is complex and they should not be relied on (including with respect to compensatory awards) absent discussion with the General Counsel.
The liability of a Section 16 Insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

3. Short Sales Prohibited Under Section 16(c)
Section 16(c) of the 1934 Act prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of stock which the Section 16 Insider does not own at the time of sale, or sales of stock against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

EXHIBIT C
GINKGO BIOWORKS HOLDINGS, INC.
INSIDER TRADING COMPLIANCE POLICY
CERTIFICATION OF COMPLIANCE
RETURN BY [_____________] [insert return deadline]
TO:
FROM:
I hereby designate the following entities for which the Insider Trading Compliance Policy shall not apply:
I hereby represent to Ginkgo Bioworks Holdings, Inc. that each such entity: (a) engages in the investment of securities in the ordinary course of its business; (b) has established insider trading controls and procedures in compliance with applicable securities laws; and (c) is aware that such securities laws prohibit any person or entity who has material nonpublic information concerning Ginkgo Bioworks Holdings, Inc. from purchasing or selling securities of Ginkgo Bioworks Holdings, Inc. or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
SIGNATURE DATE
TITLE